Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of IDM Pharma, Inc. for the registration of 4,566,995 common shares and 782,568 common shares issuable upon the exercise of certain warrants and to the incorporation by reference therein of our report dated March 7, 2005 with respect to the consolidated financial statements of Immuno-Design Molecules, S.A. as of December 31, 2004 and for the two years in the period ended December 31, 2004 included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ JEAN-YVES JEGOUREL
Ernst & Young Audit represented by
Jean-Yves Jégourel, Partner
Paris, France
March 19, 2007